EXHIBIT 4.8

GUARANTEE

September 25, 2000

Congress Financial Corporation (Central)
150 South Wacker Drive, Suite 2200
Chicago, Illinois 60606

Re: Mad Catz Inc. (“Borrower”)

Gentlemen:

Congress Financial Corporation (Central) (“Lender”) and Borrower have entered into certain financing arrangements pursuant to which Lender may make loans and advances and provide other financial accommodations to Borrower as set forth in the Loan Agreement, dated September 25, 2000 by and between Borrower and Lender (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto, including, but not limited to, this Guarantee (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”).

Due to the close business and financial relationships between Borrower and the undersigned (“Guarantor”), in consideration of the benefits which will accrue to Guarantor and as an inducement for and in consideration of Lender making loans and advances and providing other financial accommodations to Borrower pursuant to the Loan Agreement and the other Financing Agreements, Guarantor hereby agrees in favour of Lender as follows:

1.  Guarantee

(a)  Guarantor absolutely and unconditionally guarantees and agrees to be liable for the full and indefeasible payment and performance when due of the following (all of which are collectively referred to herein as the “Guaranteed Obligations”): (i) all obligations, liabilities and indebtedness of any kind, nature and description of Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under the Loan Agreement, the other Financing Agreements or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Loan Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors’ Arrangement Act (Canada) or any similar statute in any other jurisdiction (“Insolvency Legislation”) (including, without limitation, the payment of interest and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in any such case and including loans, interest, fees, charges and expenses related thereto and all other obligations of Borrower or its successors to Lender arising after the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender and (ii) all expenses (including, without limitation, attorneys’ fees and legal expenses) incurred by Lender and/or any of its affiliates or agents in connection with the preparation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of Borrower’s obligations, liabilities and indebtedness as aforesaid to Lender, the rights of Lender in any collateral or under this Guarantee and all other Financing Agreements or in any way involving claims by or against Lender directly or indirectly arising out of or related to the relationships between Borrower, Guarantor or any other Obligor (as hereinafter defined) and Lender, whether such expenses are incurred before, during or after the initial or any renewal term of the Loan Agreement and the other Financing Agreements or after the commencement of any case with respect to Borrower or Guarantor under any Insolvency Legislation.

(b)  This Guarantee is a guaranty of payment and not of collection. Guarantor agrees that Lender need not attempt to collect any Guaranteed Obligations from Borrower, Guarantor or any other Obligor or to realize upon any collateral, but may require Guarantor to make immediate payment of all of the Guaranteed Obligations to Lender when due, whether by maturity, acceleration or otherwise, or at any time thereafter. Lender may apply any amounts received in respect of the Guaranteed Obligations to any of the Guaranteed Obligations, in whole or in part (including attorneys’ fees and legal expenses incurred by Lender with respect thereto or otherwise chargeable to Borrower or Guarantor) and in such order as Lender may elect.

(c)  Payment by Guarantor shall be made to Lender at the office of Lender from time to time on demand as Guaranteed Obligations become due. Guarantor shall make all payments to Lender on the Guaranteed Obligations without setoff, counterclaim, restrictions or conditions of any kind and free and clear of, and without deduction or withholdings for or on account of, any present or future duties, taxes, levies, imposts, fees, deductions, assessments, withholdings or other charges of any nature whatsoever or interest, penalties or other amounts in respect thereof imposed or levied by or on behalf of the Canadian Government or of any province or territory thereof or any authority or agency therein or thereof having power to tax (collectively, “Taxes”) unless such deduction or withholding is required by law or the administrative practice of any taxation authority. If any such deduction or withholding is so required, Guarantor shall (i) pay such additional amounts as may be necessary in order that Lender receives a net amount after such deduction or withholding (including any deduction or withholding in respect of such additional amounts) equal to the full amount that Lender would have received had no such deduction or withholding been required, and (ii) pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law and forthwith after payment furnish Lender with a receipt evidencing such payment. If Guarantor fails to pay to the relevant taxation authority when due any Taxes that it was required to deduct or withhold under this paragraph 1(c) in respect of any payment to Lender hereunder or fails to furnish Lender with the receipt referred to above, Guarantor shall indemnify Lender on an after-Tax basis for any Taxes that may become payable as a result of such failure. Guarantor’s obligations under this paragraph 1(c) shall survive the termination or revocation of this Guarantee and the Financing Agreements and the payment of all amounts payable under this

Guarantee and the Financing Agreements. If a tax credit is received by Lender for any taxes deducted by Guarantor and in respect of which additional amounts have been paid by Guarantor pursuant hereto, then, to the extent such tax credit has been received by Lender and if all Guaranteed Obligations have been satisfied in full and the Loan Agreement has been terminated, Lender will deliver such tax credit to Guarantor.

(d)  One or more successive or concurrent actions may be brought hereon against Guarantor either in the same action in which Borrower or any other Obligor is sued or in separate actions. In the event any claim or action, or action on any judgment, based on this Guarantee is brought against Guarantor, Guarantor agrees not to deduct, set-off, or seek any counterclaim for or recoup any amounts which are or may be owed by Lender to Guarantor.

(e)  The obligations of the Guarantor hereunder are and shall be absolute and unconditional and any moneys or amounts expressed to be owing or payable by the Guarantor hereunder which may not be recoverable from the Guarantor on the footing of a guarantee shall be recoverable from the Guarantor as primary obligor and principal debtor in respect thereof.

(f)  The obligations of the Guarantor under this Guarantee shall continue to be effective or shall be reinstated, as the case may be, to the extent of the payment referred to in this paragraph 1(f), if at any time any payment which would otherwise have reduced the obligations of the Guarantor hereunder (whether such payment shall have been made by or on behalf of the Borrower, the Guarantor or any other Obligor) is rescinded or reclaimed from Lender upon the insolvency, bankruptcy, liquidation or reorganization of the Borrower, the Guarantor or other Obligor or otherwise.

2.  Waivers and Consents

(a)  Notice of acceptance of this Guarantee, the making of loans and advances and providing other financial accommodations to Borrower and presentment, demand, protest, notice of protest, notice of non-payment or default and all other notices to which Borrower or Guarantor is entitled are hereby waived by Guarantor except to the extent such notice cannot be waived pursuant to applicable law. Guarantor also waives notice of and hereby consents to, (i) any amendment, modification, supplement, extension, renewal, or restatement of the Loan Agreement and any of the other Financing Agreements to which Guarantor is not a party, including, without limitation, extensions of time of payment of or increase or decrease in the amount of any of the Guaranteed Obligations, the interest rate, fees, other charges, or any collateral, and the guarantee made herein shall apply to the Loan Agreement and the other Financing Agreements and the Guaranteed Obligations as so amended, modified, supplemented, renewed, restated or extended, increased or decreased, (ii) the taking, exchange, surrender and releasing of collateral or guarantees now or at any time held by or available to Lender for the obligations of Borrower or any other party at any time liable on or in respect of the Guaranteed Obligations or who is the owner of any property which is security for the Guaranteed Obligations (individually, an “Obligor” and collectively, the “Obligors”), (iii) the exercise of, or refraining from the exercise of any rights against Borrower or any other Obligor or any collateral, (iv) the settlement, compromise or release of, or the waiver of any default with respect to, any of the Guaranteed Obligations, and (v) any financing by Lender of Borrower under Section 364 of the United States Bankruptcy Code or consent to the use of cash collateral by Lender under Section

363 of the United States Bankruptcy Code. Guarantor agrees that the amount of the Guaranteed Obligations shall not be diminished and the liability of Guarantor hereunder shall not be otherwise impaired or affected by any of the foregoing.

(b)  No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations shall affect, impair or be a defense to this Guarantee, nor shall any other circumstance which might otherwise constitute a defense available to or legal or equitable discharge of Borrower in respect of any of the Guaranteed Obligations, or Guarantor in respect of this Guarantee, affect, impair or be a defense to this Guarantee. Without limitation of the foregoing, the liability of Guarantor hereunder shall not be discharged or impaired in any respect by reason of any failure by Lender to perfect or continue perfection of any lien or security interest in any collateral or any delay by Lender in perfecting any such lien or security interest. As to interest, fees and expenses, whether arising before or after the commencement of any case with respect to Borrower under Insolvency Legislation, Guarantor shall be liable therefor, even if Borrower’s liability for such amounts does not, or ceases to, exist by operation of law. Guarantor acknowledges that Lender has not made any representations to Guarantor with respect to Borrower, any other Obligor or otherwise in connection with the execution and delivery by Guarantor of this Guarantee and Guarantor is not in any respect relying upon Lender or any statements by Lender in connection with this Guarantee.

(c)  Guarantor hereby irrevocably and unconditionally waives and relinquishes in favour of Lender all statutory, contractual, common law, equitable and all other claims against Borrower, any collateral for the Guaranteed Obligations or other assets of Borrower or any other Obligor, for subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect to sums paid or payable to Lender by Guarantor hereunder and Guarantor hereby further irrevocably and unconditionally waives and relinquishes any and all other benefits which Guarantor might otherwise directly or indirectly receive or be entitled to receive by reason of any amounts paid by or collected or due from Guarantor, Borrower or any other Obligor upon the Guaranteed Obligations or realized from their property. Notwithstanding the foregoing, Lender acknowledges that Borrower may make subordinated loans to Guarantor which loans shall be fully subordinated and assigned by Guarantor to Lender.

3.  Subordination.    Subject to the terms of any agreement among Guarantor, Borrower and Lender, payment of all amounts now or hereafter owed to Guarantor by Borrower or any other Obligor is hereby subordinated in right of payment to the indefeasible payment in full to Lender of the Guaranteed Obligations and all such amounts and any security and guarantees therefor are hereby assigned to Lender as security for the Guaranteed Obligations.

4.  Acceleration.    Notwithstanding anything to the contrary contained herein or any of the terms of any of the other Financing Agreements, the liability of Guarantor for the entire Guaranteed Obligations shall mature and become immediately due and payable, even if the liability of Borrower or any other Obligor therefor does not, upon the occurrence and continuance of any act, condition or event which constitutes an Event of Default as such term is defined in the Loan Agreement.

5.  Account Stated.    The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding against or involving Guarantor as prima facie proof of the items therein set forth, and the monthly statements of Lender rendered to Borrower, to the extent to which no written objection is made within thirty (30) days from the date of sending thereof to Borrower, shall be deemed conclusively correct and constitute an account stated between Lender and Borrower and be binding on Guarantor.

6.  Termination.    This Guarantee is continuing, unlimited, absolute and unconditional. All Guaranteed Obligations shall be conclusively presumed to have been created in reliance on this Guarantee. Guarantor shall continue to be liable hereunder until one of Lender’s officers actually receives a written termination notice from Guarantor sent to Lender at its address set forth above by certified mail, return receipt requested and thereafter as set forth below. Revocation or termination hereof by Guarantor shall not affect, in any manner, the rights of Lender or any obligations or duties of Guarantor under this Guarantee with respect to (a) Guaranteed Obligations which have been created, contracted, assumed or incurred prior to the receipt by Lender of such written notice of revocation or termination as provided herein, including, without limitation, (i) all amendments, extensions, renewals and modifications of such Guaranteed Obligations (whether or not evidenced by new or additional agreements, documents or instruments executed on or after such notice of revocation or termination), (ii) all interest, fees and similar charges accruing or due on and after revocation or termination, and (iii) all attorneys’ fees and legal expenses, costs and other expenses paid or incurred on or after such notice of revocation or termination in attempting to collect or enforce any of the Guaranteed Obligations against Borrower, Guarantor or any other Obligor (whether or not suit be brought), or (b) Guaranteed Obligations which have been created, contracted, assumed or incurred after the receipt by Lender of such written notice of revocation or termination as provided herein pursuant to any contract entered into by Lender prior to receipt of such notice. The sole effect of such revocation or termination by Guarantor shall be to exclude from this Guarantee the liability of Guarantor for those Guaranteed Obligations arising after the date of receipt by Lender of such written notice which are unrelated to Guaranteed Obligations arising or transactions entered into prior to such date. Without limiting the foregoing, this Guarantee may not be terminated and shall continue so long as the Loan Agreement shall be in effect (whether during its original term or any renewal, substitution or extension thereof).

7.  Reinstatement.    If after receipt of any payment of, or proceeds of collateral applied to the payment of, any of the Guaranteed Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Guaranteed Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Guarantee shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Guarantor shall be liable to pay to Lender, and does indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 7 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 7 shall survive the termination or revocation of this Guarantee.

8.  Amendments and Waivers.    Neither this Guarantee nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender and Guarantor. Lender shall not by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

9.  Corporate Existence, Power and Authority.    Guarantor is a corporation duly organized and in good standing under the laws of its state or other jurisdiction of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on the financial condition, results of operation or businesses of Guarantor or the rights of Lender hereunder or under any of the other Financing Agreements. The execution, delivery and performance of this Guarantee is within the corporate powers of Guarantor, have been duly authorized and are not in contravention of law or the terms of the certificates of incorporation, by-laws, or other organizational documentation of Guarantor, or any indenture, agreement or undertaking to which Guarantor is a party or by which Guarantor or its property are bound. This Guarantee constitutes the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms.

10.  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver

(a)  The validity, interpretation and enforcement of this Guarantee and any dispute arising out of the relationship between Guarantor and Lender, whether in contract, tort, equity or otherwise, shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b)  Guarantor and Lender hereby irrevocably consent and submit to the non-exclusive jurisdiction of the Superior Court of Justice (of Ontario) and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Guarantee or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of Guarantor and Lender in respect of this Guarantee or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising and whether in contract, tort, equity or otherwise, and agree that any dispute arising out of the relationship between Guarantor or Borrower and Lender or the conduct of any such persons in connection with this Guarantee, the other Financing Agreements or otherwise shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Guarantor or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on any collateral at any time granted by Borrower or Guarantor to Lender or to otherwise enforce its rights against Guarantor or its property).

(c)  Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the

U.S. mails, or, at Lender’s option, by service upon Guarantor in any other manner provided under the rules of any such courts. The Guarantor designates the Borrower at its address for notice from time to time under the Loan Agreement as its designee, appointee and agent to receive for and on its behalf in any action or proceeding with respect to this Guarantee and such service shall be deemed complete upon delivery thereof as the Borrower. Within thirty (30) days after such service, Guarantor shall appear in answer to such process, failing which Guarantor shall be deemed in default and judgment may be entered by Lender against Guarantor for the amount of the claim and other relief requested.

(d)  GUARANTOR AND LENDER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS GUARANTEE OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF GUARANTOR AND LENDER IN RESPECT OF THIS GUARANTEE OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. GUARANTOR AND LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT GUARANTOR OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF GUARANTOR AND LENDER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)  Lender shall not have any liability to Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Guarantee, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of the Loan Agreement and the other Financing Agreements.

11.  Judgment Currency.    To the extent permitted by applicable law, the obligations of the Guarantor in respect of any amount due under this Agreement and other Financing Agreements to which the Guarantor is a party shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange on the business day immediately after the day on which Lender receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, the Guarantor shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of the Guarantor not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section, continue in full force and effect.

12.  Notices.    All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth above and to Guarantor at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

13.  Partial Invalidity.    If any provision of this Guarantee is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Guarantee as a whole, but this Guarantee shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

14.  Entire Agreement.    This Guarantee represents the entire agreement and understanding of this parties concerning the subject matter hereof, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

15.  Successors and Assigns.    This Guarantee shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of Lender and its successors, endorsees, transferees and assigns. The liquidation, dissolution or termination of Guarantor shall not terminate this Guarantee as to such entity or as to Guarantor.

16.  Construction.    All references to the term “Guarantor” wherever used herein shall mean Guarantor and its successors and assigns (including, without limitation, any receiver, trustee or custodian for Guarantor or any of its assets). All references to the term “Lender” wherever used herein shall mean Lender and its successors and assigns and all references to the term “Borrower” wherever used herein shall mean Borrower and its successors and assigns (including, without limitation, any receiver, trustee or custodian for Borrower or any of its assets or Borrower in its capacity as debtor or debtor-in-possession under the United States Bankruptcy Code). All references to the term “Person” or “person” wherever used herein shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof. All references to the plural shall also mean the singular and to the singular shall also mean the plural. All references to the term “Business Day” wherever used herein shall mean a day (other than a Saturday, Sunday or statutory holiday in Ontario, Illinois or New York) on which Lender’s Chicago office, the US Reference Bank’s main Chicago office and banks in Chicago, Toronto and New York City are open for business in the normal course.

17.  Paramountcy.    In the event of any conflict between the provisions hereunder and the provisions of the Cdn. Loan Agreement then, notwithstanding anything contained in this Guarantee, the provisions contained in the Cdn. Loan Agreement shall prevail and the provisions of this Guarantee will be deemed to be amended to the extent necessary to eliminate such conflict. If any act or omission of the Guarantor is expressly permitted under the Cdn. Loan Agreement but is expressly prohibited hereunder, such act or omission shall be permitted. If any act or omission is expressly prohibited hereunder, but the Cdn. Loan Agreement does not expressly permit such act or omission, or if any act is expressly required to be performed hereunder but the Cdn. Loan Agreement does not expressly relieve the Guarantor from such performance, such circumstances shall not constitute a conflict between the applicable provisions hereunder and the provisions of the Cdn. Loan Agreement. “Cdn. Loan Agreement” shall mean the loan agreement dated September 25, 2000 among 1328158 Ontario Inc. and Congress Financial Corporation (Canada), as such agreement may be amended, supplemented, revised, restated or replaced from time to time.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guarantee as of the day and year first above written.

ATTEST:	GTR GROUP INC.

	By:	/S/ LOU NAGGY

	Title:	Chief Financial Officer

[CORPORATE SEAL]

Chief Executive Office:

8 Kenview Boulevard
Brampton, Ontario
L6T 5E4

Fax: (905) 799-4799

CONGRESS FINANCIAL
CORPORATION (CENTRAL)

By:	/S/ HARRY ROSENFELD

Title:	Senior Vice President

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